EXHIBIT 23.5

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this registration statement of Cali Realty Corporation on Form S-3 of our report dated September 18, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated October 28, 1996, on our audits of the Statements of Revenue and Certain Operating Expenses of the property known as Harborside Financial Center for each of the three years in the period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand L.L.P.
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      Coopers & Lybrand L.L.P.

New York, New York
December 31, 1996